Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Joint Proxy Statement-Prospectus and Registration Statement on Form S-4 of Valley National Bancorp of our report dated February 10, 2014, with respect to the consolidated financial statements of 1st United Bancorp, Inc., and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of 1st United Bancorp, Inc. for the year ended December 31, 2013, and to the reference to us under the caption “Experts” in the Joint Proxy Statement-Prospectus.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

June 18, 2014